EXHIBIT 16

February 11, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Molecular Imaging Corporation and, under the date of October 13, 2004, we reported on the consolidated financial statement of Molecular Imaging Corporation as of and for the years ended June 30, 2004, and 2003. On January 18, 2005, we resigned. We have read Molecular Imaging Corporation’s statements included under Item 4.01 of its Form 8-K dated February 11, 2005, and we agree with such statements, except we are not in a position to agree or disagree with the Company’s statements made in connection with the engagement of successor accountants.

Very truly yours,

/s/ PETERSON & CO., LLP

3655 Nobel Drive, Suite 500, San Diego, California 92122 ♦ Phone (858) 597-4100 ♦ Fax (858) 597-4111

E-mail: info@petersonco.com ♦ Web site: www.petersonco.com

Members: American Institute of Certified Public Accountants ♦ California Society of Public Accountants